Exhibit 99.1

[PATHEON]

PATHEON REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2011 RESULTS

TORONTO (December 19, 2011) – Patheon Inc. (TSX: PTI), a leading provider of contract development and manufacturing services to the global pharmaceutical industry, announced today full year and fourth quarter results. For the full year:

•

Revenues were $700.0 million versus $671.2 million in the same period last year. Excluding currency fluctuations, revenues would have been approximately 3.0 percent higher than in the same period last year.

•	Operating income was $10.9 million compared to $27.6 million in the same period last year.

•	The loss before discontinued operations was $16.2 million compared to a loss before discontinued operations of $3.3 million in the same period last year.

•	Adjusted EBITDA was $73.0 million compared to $91.7 million in the same period last year.

For the fourth quarter:

•

Revenues were $181.6 million versus $177.7 million in the same period last year. Excluding currency fluctuations, revenues would have been approximately 1.1 percent higher than in the same period last year.

•	Operating loss was $3.7 million compared to operating income of $13.3 million in the same period last year.

•	The loss before discontinued operations was $5.3 million compared to a loss before discontinued operations of $0.9 million in the same period last year.

•	Adjusted EBITDA was $17.3 million compared to $28.6 million in the same period last year.

In commenting on the financial results, James C. Mullen, Patheon’s Chief Executive Officer said, “Our pipeline of business is up and key internal performance metrics are improving. Underlying performance in the fourth quarter was impacted by the non-recurrence in 2011 of $11.2 million of deferred revenue at our U. K. facility in 2010. SG&A costs, which have increased due to consulting expenses associated with our transformation efforts, should become less of a factor in the fourth quarter of fiscal 2012.”

He added, “As we move forward in fiscal 2012 we are successfully executing on our transformation. In the locations where we have rolled out our operational excellence programs, we have already realized enhanced capacity, decreased cycle times and improved efficiency. We will continue to focus on what matters most to our customers; quality, on time delivery and right first time results. Our European site rollout should begin in January and I would expect the same results.”

Full Year Fiscal 2011 Operating Results from Continuing Operations

Gross profit for fiscal 2011 decreased to $138.1 million from $145.0 million in the 2010 fiscal year. The decrease in gross profit was due to a reduction in gross profit margin to 19.7 percent for fiscal 2011 from 21.6 percent for fiscal 2010, partially offset by higher revenues. The decrease in gross profit margin was due to unfavorable foreign exchange impact on cost of goods sold related to the weakening of the U.S. dollar, higher labor costs, increase in supplies and maintenance, higher inventory write-offs, and the impact of the prior year’s research and development investment tax credits taken in fiscal 2010. These were partially offset by favorable mix resulting from the reservation fee and higher deferred revenue amortization related to the amended manufacturing and supply agreement in the U.K.

Selling, general and administrative expenses in fiscal 2011 increased to $120.2 million from $110.6 million for fiscal 2010. The increase was primarily due to higher consulting and professional fees of $12.8 million, higher costs related to the former CEO’s severance of $1.1 million, higher stock based compensation of $1.4 million, partially offset by elimination of costs associated with the special committee of independent directors (the “Special Committee”) of $3.0 million for fiscal 2010, and lower depreciation of $3.0 million. The impact of unfavorable foreign exchange rates on SG&A expense was approximately $3.4 million versus prior year.

Operating income for fiscal 2011 decreased $16.7 million to $10.9 million (1.6 percent of revenues), from $27.6 million (4.1 percent of revenues) for fiscal 2010 as a result of the factors discussed above.

As of October 31, 2011, the company was holding cash and cash equivalents of $33.4 and had undrawn lines of credit available to it of $94.9 million.

Fiscal 2011 Highlights of Business Segment Results

Commercial Manufacturing – Revenues for fiscal 2011 were $572.6 million up from $545.3 million for fiscal 2010. Had local currency exchange rates remained constant with the rates of fiscal 2010, CMO revenues for fiscal 2011 would have been approximately 3.6 percent higher than the prior fiscal year. The increase was primarily due to higher revenues in the United Kingdom from the reservation fee and accelerated deferred revenue related to the amended manufacturing supply agreement and stronger performance in Puerto Rico.

Adjusted EBITDA for fiscal 2011 was $80.0 million up from $72.3 million for fiscal 2010. This represents an Adjusted EBITDA margin of 14.0 percent for fiscal 2011 compared to 13.3 percent for fiscal 2010. Had local currencies remained constant to prior year rates, and after eliminating the impact of all foreign exchange gains and losses, Adjusted EBITDA for fiscal 2011 would have been approximately $2.3 million higher. The increase in Adjusted EBITDA was driven by the higher revenues, partially offset by $5.0 million in consulting fees related to the strategic initiatives, prior year’s recognition of accelerated deferred revenue of $4.2 million in Cincinnati, and weaker performance across Europe excluding the U.K.

Pharmaceutical Development Services (“PDS”) – Revenues for fiscal 2011 were $127.4 million up from $125.9 million for fiscal 2010. Had the local currency rates remained constant to fiscal 2010, PDS revenues for fiscal 2011 would have increased approximately 0.2 percent from fiscal 2010.

Adjusted EBITDA for fiscal 2011 was $29.9 million down from $46.8 million for fiscal 2010. Had local currencies remained constant to the rates of the prior year and after eliminating the impact of all foreign exchange gains and losses, PDS Adjusted EBITDA for fiscal 2011 would have been approximately $2.2 million higher than reported. PDS Adjusted EBITDA for fiscal 2011 included $5.8 million of research and development investment tax credits compared to $10.8 million in fiscal 2010. In addition, lower than expected sales at certain sites resulting from project cancellations related to customer regulatory approvals, clinical trial outcome issues, and industry consolidation contributed to the reduction in Adjusted EBITDA.

Corporate – Corporate costs for fiscal 2011 were $36.9 million up from $27.4 million for fiscal 2010. The increase was primarily due to unfavorable foreign exchange of $3.4 million, $4.4 million of higher advisor fees due to registration with the SEC and corporate strategy initiatives, expenses related to the change in our CEO of $3.3 million and higher compensation expenses. These were partially offset by the non-recurrence of $3.0 million in Special Committee costs incurred in fiscal 2010.

Fourth Quarter Operating Results from Continuing Operations

Revenues for the fourth quarter 2011 were $181.6 million up from $177.7 million for the same period last year. Excluding currency fluctuations, revenues would have been approximately 1.1 percent higher than the same period of the prior year.

Gross profit was $35.7 million down from $42.8 million in the same period last year. The decrease in gross profit was primarily due to a reduction in gross profit margin to 19.7 percent for the fourth quarter from 24.1 percent for the same period in 2010, partially offset by higher volumes. The decrease in gross profit margin was primarily due to unfavorable mix resulting from the reduction of take or pay and deferred revenue recognition in the United Kingdom and the unfavorable foreign exchange impact related to the weakening of the U.S. dollar, partially offset by lower depreciation primarily from winding down of the accelerated depreciation in Puerto Rico.

Selling, general and administrative expenses in the quarter were $35.9 million up from $28.5 million for the same period last year. The increase was primarily due to higher consulting fees for strategy and operational initiatives. The unfavorable foreign exchange impact on selling, general and administrative expense included above was approximately $0.8 million.

Repositioning expenses for the fourth quarter were $3.5 million up from $1.0 million for same period last year. The increase was due to costs associated with repositioning expenses in Zug and Swindon partially offset by lower expenses in connection with the Caguas closure and consolidation in Puerto Rico.

Operating loss in the fourth quarter was $3.7 million, or -2.0 percent of revenues, from operating income of $13.3 million, or 7.5 percent of revenues, for the same period last year as a result of the factors discussed above.

Fiscal 2012 Outlook

The company believes that fiscal year 2012 revenues will be modestly higher than fiscal year 2011.

Conference Call

In conjunction with its financial results announcement, Patheon will host a conference call and Web cast with financial analysts on Monday, December 19, 2011 at 10:00 a.m. (EST). The financial results news release will be issued at approximately 7:30 a.m. (EST) on Monday, December 19, 2011.

Interested parties are invited to access the conference call, via telephone, toll free at 1-888-231-8191 (U.S., including Puerto Rico) and 1-647-427-7450 (Canada and International). To view the slides accompanying the conference call click here. The link to the Web cast will also be posted on the investor relations section of Patheon’s Web site prior to the call. Participants are encouraged to dial in five to fifteen minutes in advance to avoid delays. A live audio will also be available via the web at http://www.patheon.com. (Please note that either Windows Media Player or RealPlayer are required).

A telephone replay of the conference call will be available between Monday, December 19, 2011 and Monday, December 26, 2011 by dialing 1-855-859-2056 (toll free) or 1-403-451-9481, and by entering identification number 28873561, followed by the number key. The conference call will also be archived at http://www.patheon.com.

About Patheon

Patheon Inc. (TSX: PTI) is a leading global provider of contract development and manufacturing services to the global pharmaceutical industry. The company provides the highest quality products and services to approximately 300 of the world’s leading pharmaceutical and biotechnology companies. Its services range from preclinical development through commercial manufacturing of a full array of dosage forms including parenteral, solid and liquid forms.

The company’s comprehensive range of fully integrated Pharmaceutical Development Services includes pre-formulation, formulation, analytical development, clinical manufacturing, scale-up and commercialization. The company’s integrated development and manufacturing network of 10 manufacturing facilities, nine development centers and one clinical trial material packaging facility across North America and Europe, enables customer products to be launched with confidence anywhere in the world.

Use of Non-GAAP Financial Measures

References in this press release to “Adjusted EBITDA” are to income (loss) before discontinued operations before repositioning expenses, interest expense, foreign exchange losses reclassified from other comprehensive income, refinancing expenses, gains and losses on sale of fixed assets, gain on extinguishment of debt, income taxes, asset impairment charge, depreciation and amortization and other income and expenses. “Adjusted EBITDA margin” is Adjusted EBITDA as a percentage of revenues. Since Adjusted EBITDA is a non-GAAP measure that does not have a standardized meaning, it may not be comparable to similar measures presented by other issuers. Readers are cautioned that these non-GAAP measures should not be construed as alternatives to net income (loss) determined in accordance with GAAP as indicators of performance. Adjusted EBITDA is used by management as an internal measure of profitability. The company has included these measures because it believes that this information is used by certain investors to assess its financial performance, before non-cash charges and certain costs that the company does not believe are reflective of its underlying business. An Adjusted EBITDA reconciliation of these amounts to the closest Canadian GAAP measure is included with the financial statements in this press release.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements which reflect our expectations regarding our future growth, results of operations, performance (both operational and financial) and business prospects and opportunities. All statements, other than statements of historical fact, are forward-looking statements. Wherever possible, words such as “plans”, “expects” or “does not expect”, “forecasts”, “anticipates” or “does not anticipate”, “believes”, “intends” and similar expressions or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved have been used to identify these forward-looking statements. Although the forward-looking statements contained in this press release reflect our current assumptions based upon information currently available to us and based upon what we believe to be reasonable assumptions, we cannot be certain that actual results will be consistent with these forward-looking statements. Current material assumptions relate to customer volumes, regulatory compliance and foreign exchange rates. Forward-looking statements necessarily involve significant known and unknown risks, assumptions and uncertainties that may cause our actual results, performance, prospects and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, international operations and foreign currency fluctuations; customer demand for our services; regulatory matters affecting manufacturing and pharmaceutical development services; impacts of acquisitions, divestitures and restructurings; implementation of our new corporate strategy; the global economic environment; our exposure to complex production issues; our substantial financial leverage; interest rate risks; potential environmental, health and safety liabilities; credit and customer concentration; competition; rapid technological change; product liability claims; intellectual property; the existence of a significant shareholder; supply arrangements; pension plans; derivative financial instruments; and dependence upon key management, scientific and technical personnel. For additional information regarding risks and uncertainties that could affect our business, please see Item 1A “Risk Factors” in our Form 10A and subsequent filings with the U.S. Securities and Exchange Commission and with the Canadian Securities Administrators. Although we have attempted to identify important risks and factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors and risks that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. These forward-looking statements are made as of the date of this press release and, except as required by law, we assume no obligation to update or revise them to reflect new events or circumstances.

Contact:

Wendy Wilson

Investor Relations and Corporate Communications

Tel: (919) 226-3313

Email: wendy.wilson@patheon.com

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	Three months ended October 31,		Years ended October 31,
	2011	2010	2011	2010
(in millions of U.S. dollars, except loss per share)	$	$	$	$

Revenues	181.6	177.7	700.0	671.2
Cost of goods sold	145.9	134.9	561.9	526.2

Gross profit	35.7	42.8	138.1	145.0
Selling, general and administrative expenses	35.9	28.5	120.2	110.6
Repositioning expenses	3.5	1.0	7.0	6.8

Operating (loss) income	(3.7)	13.3	10.9	27.6
Interest expense, net	6.5	6.3	25.4	19.5
Impairment charge	—	0.2	—	3.6
Foreign exchange (gain) loss	(4.8)	2.0	(1.6)	(1.5)
Loss on sale of fixed assets	0.1	0.1	0.2	0.2
Refinancing expenses	—	0.2	—	12.2
Other (income) expense, net	1.1	—	(4.2)	(0.1)

(Loss) income from continuing operations before income taxes	(6.6)	4.5	(8.9)	(6.3)
(Benefit from) provision for income taxes	(1.3)	5.4	7.3	(3.0)

Loss before discontinued operations	(5.3)	(0.9)	(16.2)	(3.3)
Loss from discontinued operations	(0.1)	(0.9)	(0.6)	(1.7)

Net loss attributable to restricted voting shareholders	(5.4)	(1.8)	(16.8)	(5.0)

Basic and diluted loss per share
From continuing operations	($0.041)	($0.007)	($0.125)	($0.026)
From discontinued operations	($0.001)	($0.007)	($0.005)	($0.013)

	($0.042)	($0.014)	($0.130)	($0.039)

Average number of shares outstanding during period - basic and diluted (in thousands)	129,168	129,168	129,168	129,168

CONSOLIDATED BALANCE SHEETS

	As of October 31,	As of October 31,
	2011	2010
(in millions of U.S. dollars)	$	$

Assets
Current
Cash and cash equivalents	33.4	53.5
Accounts receivable	158.0	139.9
Inventories	81.8	73.3
Income taxes receivable	3.1	5.7
Prepaid expenses and other	10.7	9.5
Future tax assets - short-term	8.1	9.0

Total current assets	295.1	290.9

Capital assets	474.9	478.3
Intangible assets	—	1.4
Future tax assets	12.0	11.2
Goodwill	3.5	3.4
Investments	5.3	5.3
Long-term assets held for sale	0.2	—
Other long-term assets	27.6	18.4

Total assets	818.6	808.9

Liabilities and shareholders’ equity
Current
Short-term borrowings	6.1	2.0
Accounts payable and accrued liabilities	181.2	156.7
Income taxes payable	—	0.4
Deferred revenues - short-term	8.8	26.7
Current portion of long-term debt	1.1	3.5

Total current liabilities	197.2	189.3

Long-term debt	274.6	274.8
Deferred revenues	27.7	19.2
Future tax liabilities	33.7	29.7
Other long-term liabilities	21.7	22.9

Total liabilities	554.9	535.9

Shareholders’ equity
Restricted voting shares	553.8	553.8
Contributed surplus	13.5	10.0
Deficit	(347.5)	(330.7)
Accumulated other comprehensive income	43.9	39.9

Total shareholders’ equity	263.7	273.0

Total liabilities and shareholders’ equity	818.6	808.9

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended October 31,		Years ended October 31,
	2011	2010	2011	2010
(in millions of U.S. dollars)	$	$	$	$

Operating activities
Loss before discontinued operations	(5.3)	(0.9)	(16.2)	(3.3)
Add (deduct) charges to operations not requiring a current cash payment
Depreciation and amortization	12.4	16.3	53.4	55.8
Impairment charge	—	0.2	—	3.6
Non-cash interest	0.4	0.2	1.1	2.5
Change in other long-term assets and liabilities	(0.5)	0.3	(10.2)	(8.6)
Future income taxes	(5.0)	2.8	5.3	(8.9)
Amortization of deferred revenues	(2.5)	(12.9)	(45.0)	(37.4)
Loss on sale of fixed assets	0.1	0.1	0.2	0.2
Stock-based compensation expense	0.9	0.9	3.5	2.3
Other	0.2	(0.3)	0.4	(0.3)

	0.7	6.7	(7.5)	5.9
Net change in non-cash working capital balances related to continuing operations	7.8	0.8	1.0	(2.6)
Increase in deferred revenues	3.2	3.3	30.4	47.4

Cash provided by operating activities of continuing operations	11.7	10.8	23.9	50.7
Cash (used in) provided by operating activities of discontinued operations	(0.5)	0.1	(1.0)	(0.7)

Cash provided by operating activities	11.2	10.9	22.9	50.0

Investing activities
Additions to capital assets	(16.6)	(15.8)	(47.8)	(48.7)
Proceeds on sale of capital assets	—	—	0.4	—
Net increase in investments	—	(0.2)	—	(1.1)
Investment in intangibles	—	—	—	(0.2)

Cash used in investing activities of continuing operations	(16.6)	(16.0)	(47.4)	(50.0)

Cash used in investing activities	(16.6)	(16.0)	(47.4)	(50.0)

Financing activities
Increase (decrease) in short-term borrowings	2.9	(1.6)	4.1	(10.7)
Increase in long-term debt	3.0	7.3	9.0	296.2
Increase in deferred financing costs	—	(7.3)	—	(7.3)
Repayment of long-term debt	(3.0)	(0.2)	(10.4)	(246.6)

Cash provided by (used in) financing activities of continuing operations	2.9	(1.8)	2.7	31.6

Cash provided by (used in) financing activities	2.9	(1.8)	2.7	31.6

Effect of exchange rate changes on cash and cash equivalents	(3.6)	3.4	1.7	(0.4)

Net (decrease) increase in cash and cash equivalents during the period	(6.1)	(3.5)	(20.1)	31.2
Cash and cash equivalents, beginning of period	39.5	57.0	53.5	22.3

Cash and cash equivalents, end of period	33.4	53.5	33.4	53.5

Supplemental cash flow information
Interest paid	12.5	10.0	25.0	21.1

Income taxes (received) paid, net	(0.7)	4.3	(1.3)	9.1

Adjusted EBITDA Bridge

	Three months ended October 31,		Year ended October 31,
	2011	2010	2011	2010
(in millions of U.S. dollars)	$	$	$	$

Adjusted EBITDA	17.3	28.6	73.0	91.7
Depreciation and amortization	(12.4)	(16.3)	(53.4)	(55.8)
Repositioning expenses	(3.5)	(1.0)	(7.0)	(6.8)
Interest expense, net	(6.5)	(6.3)	(25.4)	(19.5)
Impairment charge	—	(0.2)	—	(3.6)
Refinancing expenses	—	(0.2)	—	(12.2)
Benefit from (provision for) income taxes	1.3	(5.4)	(7.3)	3.0
Other	(1.5)	(0.1)	3.9	(0.1)

Loss before discontinued operations	(5.3)	(0.9)	(16.2)	(3.3)

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